Exhibit 4.12

Stabilization Processing Agreement

ASMAS-[____]-[_]

Party A: Shanghai Zhaoyang New Metal Material Co., Ltd.
Party B: Ossen Innovation Materials Co., Ltd.

In view of Party A authorizing Party B to carry out [______] ton stabilization processing, Party A and Party B hereby agree as below through friendly negotiations:

1.	Party A provides [______] and delivers the same to the production factory of Party B.

2.	Party B completes the stabilization processing within [____] days after receiving the raw materials provided by Party A.

3.	Party B is responsible for the quality of the products in the stabilization processing. In case of any problem with respect to stabilization quality, Party B assumes all the liabilities so caused.

4.	Party B keeps the products processed safety for Party A and Party A takes delivery at the factory of Party B by itself.

5.	Party B issues the value-added tax invoice for Party A at the time of taking delivery. The processing fee is [______], which shall be settled in the next month.

6.	For the purpose of maintaining the interests of Party A and Party B, the parties hereby reach the confidentiality agreement as below:

1) the parties can not disclose or promote the cooperation reached herein publicly;
2) Party A must not disclose the technology of Party B to any third party.

7.	The agreement is made in two counterparts. Each party holds one counterpart. Matters not mentioned herein must be settled by the parties through negotiations. The fax copy of the agreement is valid.

Party A: Shanghai Zhaoyang New Metal Material Co., Ltd. (seal)

Party B: Ossen Innovation Materials Co., Ltd. (seal)

Dated:   [______]